Exhibit 99.1
Investor Relations Contact:
Raphael Gross of ICR
203.682.8200
Kona Grill Releases Preliminary First Quarter 2010 Sales Results
SCOTTSDALE—(Globe Newswire)—April 8, 2010 — Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today released preliminary sales results for its first quarter ended March 31, 2010.
For the first quarter of 2010, restaurant sales increased 8.2% to $21.1 million from $19.5 million a year-ago, including a decline in comparable restaurant sales of approximately 2.5%. During its fourth quarter conference call, the Company had previously guided to restaurant sales of $19.4 million to $20.4 million for the first quarter. The quarterly comparable restaurant sales decrease of 2.5% compares to a 9.6% decrease in the prior year period and an 8.1% decrease during the fourth quarter of 2009.
“During March, our comparable restaurant sales rose 3.6% and were positive for the first time since February 2008. We are cautiously optimistic that this momentum will continue throughout 2010 which will enable us to leverage costs and ultimately, improve our bottom line results,” said Marc Buehler, President and Chief Executive Officer of Kona Grill.
First Quarter 2010 Earnings Release and Conference Call
The Company also announced that it will release first quarter 2010 financial results on Tuesday, April 27, 2010 after the market close. A conference call will follow at 5:00 PM ET and will be webcast live from the investor relations portion of the company’s website at www.konagrill.com.
Listeners may also access the call by dialing 1-888-312-3047 or 1-719-457-2573 for international callers. A replay of the call will be available until Tuesday, May 4, 2010, by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 3742554.
About Kona Grill
Kona Grill features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 15 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa, West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.